CONTACTS:

Kenneth A. Paladino, CFO TII Network Technologies, Inc. (631 789-5000	Van Negris/Lexi Terrero/Leslie V. Faulkner Van Negris & Company, Inc. (212)396-0606

FOR IMMEDIATE RELEASE:

TII NETWORK TECHNOLOGIES REPORTS FISCAL 2004
SECOND QUARTER AND FIRST HALF RESULTS;

SALES AND EARNINGS INCREASE

COPIAGUE, NY – FEBRUARY 5, 2004 — TII Network Technologies, Inc. (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced its results of operations for the second quarter and first half of fiscal 2004, ended December 26, 2003.

Net sales for the second quarter of fiscal 2004 were $7.0 million compared to $5.5 million for the comparative prior year period, an increase of approximately $1.5 million or 26.5%. Net sales for the first six months of fiscal year 2004 were $16.2 million compared to $12.6 million for the similar prior year period, an increase of approximately $3.6 million or 28.6%. The increase in net sales for the second quarter of fiscal 2004 compared to the prior year similar period was due to the effect of the general improvement in the telecommunications industry on some of the Company’s customers. The increase in sales for the six months of fiscal 2004 over the similar prior period was primarily due to the severe weather that occurred this past summer, compounded by the low inventory levels that the Company’s customers have been carrying. The Company anticipates that sales for the balance of fiscal 2004 will exceed sales for the similar period of fiscal 2003.

Gross profit for the second quarter of fiscal 2004 was $2.1 million compared to $1.2 million for the comparative period of fiscal 2003, an increase of approximately $897,000 or 76.5%, while gross profit margins for the comparative quarters were 29.6% and 21.1%, respectively. Gross profit for the six months ended December 26, 2003 was $4.9 million compared to $3.0 million for the same prior year period, an increase of approximately $1.8 million or 61.0%, while gross profit margins for those periods were 30.0% and 23.9%, respectively. The improved gross profit levels and gross margins over the prior year ago periods were primarily due to the increased sales levels and the actions that the Company has been taking to reduce the cost of producing its products.

Net earnings for the second quarter of fiscal 2004 were $320,000 or $0.02 per diluted share, compared to a net loss of $730,000 or $0.06 per diluted share, in the year ago quarter. Net earnings for the six months ended December 26, 2003 was $1.2 million or $0.10 per diluted share compared to a net loss of $669,000 or $0.06 per diluted share, in the year ago six month period.

Commenting on the fiscal year 2004 first quarter results, Timothy J. Roach, President and Chief Executive Officer, stated “The increase in sales and earnings over the prior year comparable periods reflects both a general improvement in the telecommunications industry and the success of our efforts in reducing our cost structure in order to operate profitably. We have also been increasing our marketing efforts in order to accelerate our strategy of diversifying our customer base and strengthening our product offerings.

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TII Network Technologies, Inc.

February 5, 2004
Page Two

“Looking ahead, we will focus on opportunities in broadband communications, power and data-line protection and a multi-service residential gateway sold through our traditional distribution channels. While we expect some industry trends to adversely affect sales to certain of our customers, we remain confident about the Company’s prospects and our ability to sustain profitability for the balance of the fiscal year.”

About TII Network Technologies, Inc.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters, power and data-line protectors and a multi-service residential gateway, as well as creative, custom design solutions to meet customers’ individual requirements.

Statements in this release that are not strictly historical are “forward-looking” statements and should be considered as subject to the risks and uncertainties that exist in the Company’s operations and business environment. These factors include, but are not limited to, general economic and business conditions, especially as it pertains to the telecommunications industry; the level of inventories maintained by the Company’s customers; potential changes in customer spending and purchasing policies and practices; potential technological changes, including the Company’s ability to timely develop new products and adapt its existing products to technological changes; risks inherent in new product introductions, such as start-up delays and uncertainty of customer acceptance; the Company’s ability to market existing and new products; the Company’s ability to retain and win contracts; the Company’s dependence on third parties for product manufacturing and product components; the Company’s ability to maintain its relationship with or reduce its dependence upon one of its principal contract manufacturers which is an affiliate of a principal customer; the potential for the disruption of shipments to major customers as a result of, among other things, third party labor disputes, political unrest in or shipping disruptions from countries in which the Company’s contract manufacturers produce the Company’s products; weather and similar conditions, particularly the effect of hurricanes on the Company’s manufacturing, assembly and warehouse facilities in Puerto Rico or the Pacific Rim; competition; the Company’s ability to attract and retain technologically qualified personnel; the Company’s ability to fulfill its growth strategies; the Company’s ability to maintain the listing of its Common Stock on the Nasdaq SmallCap market; the availability of financing on satisfactory terms and other factors from time to time discussed in the Company’s SEC reports

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— Statistical Tables Follow —

TII Network Technologies, Inc.

February 5, 2004
Page Three

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, execpt share data)

	Three months ended		Six months ended
	Dec. 26, 2003 -------------------	Dec. 27, 2002 -----------------	Dec. 26, 2003 ----------------	Dec. 27, 2002 -----------------
	(Unaudited)		(Unaudited)
Net sales	$7,001	$5,536	$16,213	$12,610
Cost of sales	4,932	4,364	11,356	9,594

Gross profit	2,069	1,172	4,857	3,016

Operating expenses:
Selling, general and administrative	1,452	1,513	2,938	2,951
Research and development	308	382	694	736

Total operating expenses	1,760	1,895	3,632	3,687

Operating profit (loss)	309	(723)	1,225	(671)
Interest expense	(1)	(13)	(12)	(23)
Interest income	9	5	17	9
Other income	15	1	15	16

Earnings (loss) before income taxes	332	(730)	1,245	(669)
Provision for income taxes	12	--	12	--

Net earnings (loss)	$320	$(730)	$1,233	$(669)

Net earnings (loss) per common share:
Basic	$0.03	$(0.06)	$0.11	$(0.06)

Diluted	$0.02	$(0.06)	$0.10	$(0.06)

Weighted average common shares outstanding:
Basic	11,782	11,682	11,734	11,682
Diluted	12,899	11,682	12,429	11,682

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TII Network Technologies, Inc.

February 5, 2004
Page Four

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, execpt share data)

	December 26, 2003 ----------------	June 27, 2003 ---------------
	(Unaudited)
ASSETS
Current Assets:

Cash and cash equivalents	$4,246	$772
Accounts receivable, net	2,705	2,521
Inventories	5,071	5,905
Other current assets	311	354

Total current assets	12,333	9,552

Property, plant and equipment, net	4,356	5,035
Other assets	497	514

TOTAL ASSETS	$17,186	$15,101

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$11	$26
Accounts payable and accrued liabilities	2,051	1,291

Total current liabilities	2,062	1,317

Long-term debt	--	13

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; Series D
Junior Participating, no shares outstanding	--	--
Common stock, par value $.01 per share; 30,000,000 shares authorized;
11,908,921 and 11,699,921 shares issued at December 26, 2003 and June 27,
2003, respectively, and 11,891,284 and 11,682,284 shares outstanding at
December 26, 2003 and June 27, 2003, respectively	119	117
Additional paid-in capital	37,985	37,867
Accumulated deficit	(22,699)	(23,932)

	15,405	14,052
Less: Treasury stock, at cost; 17,637 common shares	(281)	(281)

Total stockholders' equity	15,124	13,771

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,186	$15,101